-----------                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION               ---------------------------
  FORM 3                                        WASHINGTON, D.C. 20549                              OMB APPROVAL
-----------                                                                                        ---------------------------
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number 3235-0104
                                                                                                    Expires: December 31, 2001
                           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
                               Section 17(a) of the Public Utility Holding Company Act of 1935      hours per response.....0.5
(Print or Type Responses)          or Section 30(f) of the Investment Company Act of 1940          ---------------------------



1. Name and Address of Reporting Person*  2. Date of Event       4. Issuer Name and Ticker or Trading
                                             Requiring Statement    Symbol
  Carter   Stephen     K.                    (Month/Day/Year)
----------------------------------------                            Vion Pharmaceuticals, Inc. (VION)
  (Last)   (First)  (Middle)                 4/26/2001           -------------------------------------------------------------

---------------------------------------------------------------  5. Relationship of Reporting Person(s)  6. If Amendment, Date
c/o Vion Pharmaceuticals, Inc.            3. I.R.S.                 to Issuer                               of Original
                                             Identification         (Check all applicable)                  (Month/Day/Year)
4 Science Park                               Number of           --------------------------------------
                                             Report Person,        X  Director           10% Owner       ---------------------
-----------------------------------------    in an entity        ----           --------                 7. Individual or
              (Street)                       (voluntary)              Officer            Other (specify     Joint/Group Filing
-----------------------------------------                             (give title                below)
New Haven        CT             06511                                 below)                              X  Form filed by One
----------------------------------------- ---------------------- -----          --------                 --- Reporting Person
(City)         (State)          (Zip)
                                                                 --------------------------------------      Form filed by
                                                                                                         --- More than One
                                                                                                             Reporting Person
-------------------------------------------------------------------------------------------------------- ---------------------


            Table 1 -- Non-Derivative Securities Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                        2. Amount of Securities   3. Ownership            4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned        Form: Direct            Beneficial Ownership
                                               Instr. 4)                 (D) or Indirect         (Instr. 5)
                                                                         (I) (Instr. 5)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)

                                                                SEC 1473 (3-99)


FORM 3 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
                   PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exercisable  3. Title and Amount of    4. Conversion or  5. Ownership   6. Nature of
   (Instr. 4)                       and Expiration       Securities Underlying     Exercise Price    Form of        Indirect
                                    Date                 Derivative Security       of Derivative     Derivative     Beneficial
                                    (Month/Day/Year)     (Instr. 4)                Security          Security:      Ownership
-------------------------------------------------------------------------------                      Direct (D)     (Instr. 5)
                                 Date         Expiration     Title    Amount or                      or Indirect
                                 Exercisable  Date                    Number of                      (I)(Instr. 5)
                                                                      Shares
------------------------------------------------------------------------------------------------------------------------------
Director Option (right to buy)   (1)          4/26/2011   Common Stock  20,000          3.80             D
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

(1) Options are exercisable 50% after April 26, 2002 and 100% after April 26, 2003.
                                  /s/ Stephen K. Carter             May 9, 2001
                                  -------------------------------   -----------
                                  **Signature of Reporting Person      Date
Explanation of Responses

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space if insufficient, See Instruction 6 for procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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